Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release made by and between William Mitchell (hereinafter “Mitchell”) and Papa John’s International, Inc. (hereinafter “Papa John’s”).

W I T N E S S E T H:

WHEREAS, Mitchell is resigning his employment as part of an executive management team transition; and

WHEREAS, Mitchell acknowledges that he was given this agreement on April 29 2010, and informed that he has twenty-one (21) days to consider it and he has voluntarily agreed to its terms; and

WHEREAS, the parties wish to clarify and memorialize certain agreements made between them in regard to such employment and separation of employment;

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1.           Mitchell’s employment with Papa John’s separated effective April 29, 2010.

2.                      Upon execution of this Agreement and Release, Papa John’s shall provide Mitchell the following benefits, as specific consideration for the release and waiver contained in Paragraph 4 below, to which Mitchell is not otherwise entitled:

(a)           Within 15 days of the execution of this Agreement and Release, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Mitchell a lump sum equal to Mitchell’s current salary (less all applicable withholdings) for ten months.

(b)            Within fifteen (15) days after the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Mitchell a lump sum payment of $55,473.11, less all applicable withholdings, equal to the Q1 Management Incentive Plan (MIP) payout Mitchell would have received had he remained employed on the date bonus checks are issued.

(c)           Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Mitchell a lump sum payment of $1,620, less all applicable withholdings, equal to the P4 QSIP payout Mitchell would have received had he remained employed on the date checks are issued.

(d)           Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Mitchell a lump sum payment of $56,556, less all applicable withholdings, which is an estimate of various equity grants that would have vested between the separation date and May 8, 2010 had Mitchell remained employed.

(e)           Should Mitchell elect COBRA continuation coverage of any health or dental benefits provided by Papa John’s, Papa John’s shall pay Mitchell’s COBRA premiums for twelve months.

(f)           Papa John’s agrees to provide outplacement services to Mitchell from Right Management Consultants.  It shall be Mitchell’s obligation to contact Right Management Consultants at (502) 473-1515 to obtain these services.  Mitchell must begin use of these services within one month of his last day of employment with Papa John’s.  Papa John’s will pay the outplacement services provider directly for the cost of the services for Mitchell.

(g)           All other benefits cease effective the day of separation set forth in Paragraph 1 above; provided, however, any amounts held in trust in the Papa John’s 401(k) Plan for the benefit of Mitchell shall continue to be held in trust for Mitchell within the parameters of the existing plan.  In addition, any stock options held by Mitchell that are vested as of the day of separation shall remain exercisable pursuant to the terms of the stock ownership plan under which such options were issued.

3.           Papa John’s shall pay Mitchell any accrued and unused vacation pursuant to Papa John’s vacation policy in Mitchell’s final paycheck.  Within fifteen (15) days of the execution of this Agreement, and provided that the revocation period set forth below has expired without a revocation, Papa John’s shall pay Mitchell a lump sum payment of $16,923.08, less all applicable withholdings, representing the value of 11 days of unused vacation to which Mitchell was not entitled under Papa John’s policy.

4.           Mitchell, for himself and his heirs, personal representatives, successors and assigns, does hereby release and forever discharge Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature, from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Agreement and Release which might have been asserted against Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities by Mitchell, or on his behalf, including but not limited to any which may have been asserted against Papa John’s by or on behalf of Mitchell relating to his employment by Papa John’s or the separation of his employment, including accrued vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Family and Medical Leave Act, and the Americans with Disabilities Act, as amended, except for any claims arising under this Agreement and Release.

5.           Mitchell understands and agrees that should any amount of the payment made to Mitchell by Papa John’s under this Agreement and Release be deemed taxable, Mitchell is solely liable for any taxes of whatever kind due by reason of this payment of money, and should any state or federal tax authority determine that any or all of such payment constitutes income subject to federal or state taxes, including but not limited to income tax, or social security laws, then Mitchell agrees to indemnify and hold harmless Papa John’s for any and all liability of whatever kind incurred by it on this payment, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.  Mitchell also agrees to indemnify and hold harmless Papa John’s for any and all liability of whatever kind incurred by it as a result of Mitchell’s divorce decree, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.

6.           Mitchell acknowledges that, during the course of his employment, he was exposed to information confidential and proprietary to Papa John’s.  Mitchell agrees that, unless otherwise required by law, he will not disclose to any third party any information that is confidential or proprietary to Papa John’s, and that he has returned to Papa John’s all documents containing any confidential or proprietary information relating to Papa John’s, including all electronic files and any other mediums whatsoever.  In the event Mitchell is notified he may be required by law to disclose any such information to a third party, Mitchell agrees to contact Papa John’s General Counsel at least three business days prior to the date of the proposed disclosure so that Papa John’s may take any steps it deems necessary to evaluate and protect against such disclosure.

7.           Mitchell further warrants that he has returned any and all property of Papa John’s, including but not limited to any computer, Blackberry and accessories, key fob, office keys, and corporate credit card to his supervisor.  Mitchell also warrants that, within 30 days of the date of separation, he will submit any outstanding expense reports to his supervisor for reimbursement.  Papa John’s and Mitchell agree that Papa John’s may deduct any outstanding advances or other amounts owed to Papa John’s from the amounts referenced in Paragraph 2 of this Agreement and Release.

8.           Mitchell agrees to cooperate fully with Papa John’s in all its business dealings and make himself available to Papa John’s for participation in all business and/or legal proceedings, as needed by Papa John’s.  Mitchell agrees he will not voluntarily participate or testify in any proceeding adverse to Papa John’s, except to the extent required by law.  Mitchell agrees he will notify Papa John’s immediately (within three business days) by contacting Papa John’s General Counsel in response to any order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, deposition notice, or discovery request.  Mitchell further agrees not to disparage or make derogatory comments about Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, and any affiliated corporations or entities, or John H. Schnatter and/or his family and/or other officers or employees of Papa John’s at any time after his employment with Papa John’s ceases.

9.           Papa John’s and its representatives, hereby agree not to publish, discuss or release any information to any person concerning Mitchell’s employment by Papa John’s or the separation of his employment, except as required by law, and except that upon request for employment information, Papa John’s will verify Mitchell’s employment dates and position held.  Papa John’s and Mitchell, their agents and representatives, agree to keep the fact and amount of this settlement in strict confidence, and not to disclose this document, its contents, or the subject matter to any person other than their attorneys, spouses, income tax preparers, or accountants, except as required by law.

10.           The parties agree that any disputes arising out of this Agreement and Release or otherwise, including whether any provision of this Agreement and Release has been breached, shall be resolved solely through confidential mediation or confidential binding arbitration.  Any dispute shall initially be submitted to a neutral mediator, mutually selected by the parties, for confidential resolution.  If such dispute is not satisfactorily resolved via mediation or the parties cannot agree upon a mediator, then it shall be submitted for confidential resolution by a neutral arbitrator, to be mutually selected by the parties from a list provided by the American Arbitration Association, with such resolution to be made pursuant to that organization’s then-current Employment (or other applicable) Arbitration Rules and Mediation Procedures.

11.           The parties further agree that, in the event a dispute arising out of this Agreement and Release or other dispute is submitted to mediation and/or arbitration, they will keep confidential both the fact that mediation/arbitration has or will take place, and all facts related thereto. Any settlement reached via mediation or award of an arbitrator shall be final and binding on the parties to this Agreement. The only exception to the mediation/arbitration requirement shall be that, in the event of an actual, threatened or anticipatory breach of the Confidentiality or Non-Disparagement provisions of this Agreement and Release, either party shall be entitled to seek injunctive relief from a court of competent jurisdiction to prevent or obtain immediate relief related to such breach.

12.           The parties declare each has carefully read this Agreement and Release.  Mitchell was informed, and both parties understand they have the right to and should consult with an attorney prior to executing this Agreement and Release.  After consultation with counsel, both parties agree to the terms of this Agreement and Release for purposes of making a full and final adjustment and resolution of the matters contained herein.

13.           It is understood and agreed this Agreement and Release does not and shall not constitute an admission by Papa John’s of any violation of any law or right of Mitchell.

14.           This Agreement and Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and the terms of this Agreement and Release may not be waived, modified or supplemented except in writing by all parties hereto.  The parties further acknowledge that this Agreement and Release may be revoked within seven (7) days from the execution hereof and that the Agreement and Release shall not become effective or enforceable until after the revocation period has ended.  Mitchell agrees that any revocation shall be submitted to Papa John’s in writing to the attention of Papa John’s General Counsel.

15.           Should this Agreement and Release be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

16.           This Agreement and Release shall be construed in accordance with the laws of the Commonwealth of Kentucky.

17.           This Agreement and Release shall not be valid unless signed by both parties.

/s/ William Mitchell
William Mitchell

Date:	5-5-10

Papa John’s International, Inc.

By:	/s/Christopher J. Sternberg

Title:	SVP and General Counsel

Date:	5-7-10